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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -

                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256


   ROFIN-SINAR REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2012


Plymouth, MI / Hamburg, Germany - November 8, 2012 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2012.


FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

                     Three months ended            Twelve months ended
                    9/30/12   9/30/11    % Change   9/30/12  9/30/11  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $147,460  $169,514   -  13 %   $540,121  $597,763  -  10 %
Net income          $ 10,064  $ 17,216   -  42 %   $ 34,530  $ 60,032  -  42 %
Earnings per share
  "Diluted" basis   $   0.35  $   0.60   -  42 %   $   1.20  $   2.06  -  42 %

The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.5 million and 28.8 million for each of the fiscal quarters and 28.7 million and 29.1 million for the twelve-month periods ended September 30, 2012 and 2011, respectively.


"We are pleased with our financial performance in the fourth quarter, given the global economic environment. Net sales, net income and earnings per share turned out better than we expected, while gross profit was challenged by a less favorable product mix in high-power CO2 lasers as well as in multiple unit orders from one specific industry. Revenues were primarily driven by the machine tool, automotive, consumer electronics and medical device industries," commented Gunther Braun, CEO and President of RSTI. "During fiscal year 2013 we will continue to optimize the cost structure of our high-power fiber laser portfolio, which should culminate in an increase in competitiveness and further cost reduction."








(page)
FINANCIAL REVIEW

- Fourth Quarter -

Net sales totaled $147.5 million for the fourth quarter ended September 30, 2012, a 13% decrease when compared to the record revenue in the fourth quarter of fiscal year 2011. Gross profit totaled $51.2 million, or 35% of net sales, compared to $60.3 million, or 36% of net sales, in the same period last fiscal year. RSTI net income amounted to $10.1 million, or 7% of net sales, compared to $17.2 million, or 10% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.35 for the quarter based upon 28.5 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.60 based upon 28.8 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $24.7 million represented 17% of net sales and decreased by $2.4 million compared to last fiscal year's fourth quarter. Net R&D expenses decreased by $0.2 million to $10.5 million (7% of net sales), compared to $10.7 million (6% of net sales) in the fourth quarter of fiscal year 2011.

Sales of laser products for macro applications decreased by 18% to $55.2 million and accounted for 37% of total sales. Sales of lasers for marking and micro applications decreased by 13% to $75.4 million and represented 51% of total sales. Sales of components increased by 12% to $16.9 million and represented 12% of total sales.

On a geographical basis, revenues in North America increased by 1%, totaling $30.9 million, whereas net sales decreased by 10% in Europe to $63.6 million, and by 22% in Asia to $53.0 million.


- Twelve Months -

For the twelve months ended September 30, 2012, net sales totaled $540.1 million, a decrease of $57.7 million, or 10%, when compared to the record level in the prior year. The fluctuation of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $18.3 million for the twelve month period. Gross profit for the period was $196.4 million, $35.7 million lower than in the same period in 2011. RSTI net income for the twelve-month period ended September 30, 2012, totaled $34.5 million. The diluted per share calculation equaled $1.20 for the twelve-month period based upon 28.7 million weighted-average common shares outstanding.

Net sales of lasers for macro applications decreased by $32.1 million, or 14%, to $205.4 million and net sales of lasers for marking and micro applications decreased by $30.1 million, or 10%, to $272.2 million. Sales of components increased $4.5 million, or 8%, to $62.5 million compared to fiscal year 2011.

On a geographical basis, net sales in North America in the twelve months increased by 8% and totaled $117.8 million (2011: $109.5 million). In Europe, net sales decreased by 11% to $239.6 million (2011: $269.6 million) and in Asia, net sales decreased by 16% to $182.7 million (2011: $218.7 million).





(page)

- Backlog -

Order entry decreased by 5% to $137.4 million for the quarter and for the fiscal year by 13% to $533.9 million compared to the corresponding periods in fiscal year 2011. The backlog, mainly for laser products, amounted to $147.0 million as of September 30, 2012. The book-to-bill ratio for the quarter was 0.93 and 0.99 for the fiscal year.


- Other Developments - Share Buyback -

As of September 30, 2012, the Company has purchased over 0.5 million shares of its common stock for a total amount of $10.7 million under the buyback program that was announced in August 2012.



- Outlook -

"The continuing uncertainty regarding the global economy and the more cautious sentiment of our industrial customers, mainly in the automotive, semiconductor, electronic and machine tool industries, are reflected in our outlook. As a result of this, we expect revenues to be in the range of $130 million to $135 million and earnings per share to be between $0.25 and $0.28 for the first quarter ending December 31, 2012. Actual results may of course differ from this forecast and are subject to the safe harbor statement discussed in more detail below," concluded Gunther Braun.


With over 35 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 42,000 laser units installed worldwide and serves more than 4,000 customers. The Company's shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, November 8, 2012. This call is also being broadcast live over the internet in listen-only mode. The record will be available on the Company's home page for approximately 90 days. For a live webcast, please visit http:/www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Bryan Degnan at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London +44(0) 207 614 2900.


                              (Tables to follow)

(page)
                       ROFIN-SINAR TECHNOLOGIES INC.
                    CONSOLIDATED STATEMENTS OF EARNINGS

                   (in thousands, except per share data)

                                    Three months            Nine months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                9/30/12      9/30/11     9/30/12     9/30/11
                               ----------  ----------  ----------  ----------
-Macro                         $  55,170   $  67,355   $ 205,394   $ 237,449
-Marking/Micro                    75,359      87,050     272,195     302,330
-Components                       16,931      15,109      62,532      57,984
                               ----------  ----------  ----------  ----------
Net sales                        147,460     169,514     540,121     597,763
Cost of goods sold                96,236     109,240     343,769     365,684
                               ----------  ----------  ----------  ----------
    Gross profit                  51,224      60,274     196,352     232,079
Selling, general, and
    administrative expenses       24,683      27,110     101,088     107,510
Intangibles amortization             617         613       2,278       2,569
Research and development expenses 10,502      10,709      42,605      38,337
                               ----------  ----------  ----------  ----------
    Income from operations        15,422      21,842      50,381      83,663

Other income (expense)            (  692)      2,839       2,011       3,480
                               ----------  ----------  ----------  ----------
    Income before income tax      14,730      24,681      52,392      87,143

Income tax expense                 4,570       7,019      17,180      26,070
                               ----------  ----------  ----------  ----------
    Net Income                    10,160      17,662      35,212      61,073
                               ----------  ----------  ----------  ----------
Net income attributable to
      non-controlling interest        96         446         682       1,041
                               ----------  ----------  ----------  ----------
Net income attributable to
      RSTI                      $ 10,064    $ 17,216    $ 34,530    $ 60,032
                               ==========  ==========  ==========  ==========
Net income attributable to RSTI per share
  "diluted" basis *             $   0.35    $   0.60    $   1.20    $   2.06
  "basic" basis **              $   0.35    $   0.60    $   1.21    $   2.11


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.5 million and 28.8 million for each of the fiscal quarters and 28.7 million and 29.1 million for the twelve-month periods ended September 30, 2012 and 2011.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.4 million and 28.5 million for the fiscal quarters and 28.5 million and 28.4 million for the twelve-month periods ending September 30, 2012 and 2011, respectively.







(page)
                     ROFIN-SINAR TECHNOLOGIES INC.
                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)
                                                     9/30/12       9/30/11
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 101,163      $ 130,376
  Trade accounts receivable, net                     107,935        119,391
  Inventories net                                    202,188        188,847
  Other current assets                                28,236         28,655
                                                   -----------    ----------
    Total current assets                             439,522        467,269
                                                   -----------    ----------
  Net property and equipment                          80,001         65,554
  Other non-current assets                           133,009        121,123
                                                   -----------    ----------
    Total non-current assets                         213,010        186,677
                                                   -----------    ----------
    Total assets                                   $ 652,532      $ 653,946
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  16,883      $   8,121
  Accounts payable, trade                             26,644         27,082
  Other current liabilities                           77,168         98,738
                                                   -----------     ---------
    Total current liabilities                        120,695        133,941
  Long-term debt                                       5,662         14,742
  Other non-current liabilities                       32,256         26,646
                                                   -----------     ---------
    Total liabilities                                158,613        175,329
                                                   -----------     ---------
    Net stockholders' equity                         493,919        478,617
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 652,532      $ 653,946
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "During fiscal year 2013 we will continue to optimize the cost structure of our high-power fiber laser portfolio, which should culminate in an increase in competitiveness and further cost reduction " or " As a result of this, we expect revenues to be in the range of $130 million to $135 million and earnings per share to be between $0.25 and $0.28 for the first quarter ending December 31, 2012" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, fiber, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.